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                                                                    Exhibit 8.1




                   [Letterhead of Jones, Day, Reavis & Pogue]


                               November 12, 1997


Pillowtex Corporation
4111 Mint Way
Dallas, Texas  75237

          Re: Registration Statement on Form S-4 of Pillowtex Corporation

Gentlemen:

                  We have acted as counsel to Pillowtex Corporation (the "Pillowtex") in connection with the Registration Statement on Form S-4 (the "Registration Statement") to which this opinion appears as Exhibit 8.1 which includes a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relating to the merger (the "Merger") of a wholly owned subsidiary of Pillowtex with and into Fieldcrest Cannon, Inc. ("Fieldcrest"). Unless otherwise indicated, any defined terms used herein have the same meaning as in the Joint Proxy Statement/Prospectus. We are of the opinion that the section of the Joint Proxy Statement/Prospectus entitled "The Merger--Certain Federal Income Tax Consequences" accurately summarizes the material federal income tax consequences of the Merger to holders of Fieldcrest Common Stock and Fieldcrest Preferred Stock. In connection with the foregoing opinion, we have relied, without independent investigation, upon the completeness and accuracy of the statements and representations of facts set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus.

                  We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "The Merger--Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus.


                                         Very truly yours,

                                         /s/ Jones, Day, Reavis & Pogue

                                         Jones, Day, Reavis & Pogue